NEWS RELEASE

ALASKA SILVER ANNOUNCES GRANT OF OPTIONS

TUCSON, ARIZONA, US - September 3, 2026 - Alaska Silver Corp. (the "Company" or "Alaska Silver") (TSXV: "WAM", Frankfurt: M17, OTCPK: WAMFF) announces that it has issued an aggregate of 375,000 stock options to certain non-executive directors of the Company in accordance with the Company's director compensation policy. Each stock option is exercisable at C$0.71 per share for a term of five years.

About Alaska Silver

Alaska Silver is a junior exploration company focused on the discovery and development of high-grade silver, gold and critical metals assets within one of North America's major high-grade silver and critical minerals districts at their Illinois Creek (IC) Project in western Alaska. Illinois Creek is a contiguous, 100%-owned land package totaling 80,895 acres (126.4 square miles or 32,337 hectares) anchored by two resource-level mineralization zones separated by 8 km of high potential exploration ground. At the eastern end lies the high-grade silver mineralization at the Waterpump Creek zone, which hosts an Inferred Mineral Resource of 75 Moz AgEq at a grade of 279 g/t silver, 11.28% zinc and 9.87% lead1,2, that remains open to the north and south. At the western end is the historical past-producing Illinois Creek Mine that closed in 1998 and was reclaimed in 2002 due to low metal prices, leaving untouched Indicated Mineral Resources of 260,000 oz gold at 0.92 g/t Au and 8.3 Moz silver at 29.72 g/t Ag, along with Inferred Mineral Resources of 290,000 oz at 0.84 g/t Au and 10.4 Moz silver at 30.11 g/t Ag2,3. The IC Project is located approximately 38 kilometers from the Yukon River, the region's primary marine transportation corridor. Headquartered in Alaska and Arizona, Alaska Silver is led by a team with a proven track record of large-scale mine discoveries.

1For Waterpump Creek, the formulas for AgEq are AgEq (g/t)= Ag (g/t) + 28.56 x Pb(%) + 37.12 x Zn(%) and assume metal prices of US$24/oz Ag, US$1.30/lb Zn, and US$ 1.00/lb Pb.

2Please refer to the NI 43-101 Technical Report titled "Illinois Creek Project, Western Alaska, USA" dated February 25, 2026 (effective date of January 22, 2026).

3For Illinois Creek, AuEq values are based only on gold and silver values using metal prices of US$3,500/oz Au and US$45/oz Ag.

Qualified Person

Patrick Donnelly, P.Geo, Executive Vice President of Alaska Silver and a Qualified Person under National Instrument 43-101, has reviewed and approved the scientific and technical information in this news release.

On behalf of the Company,

"Kit Marrs"

Kit Marrs

President & CEO

info@alaskasilver.com

Phone: 1-520-200-1667

For further information, please contact:

Patrick Donnelly

Executive Vice President

pat@alaskasilver.com

Or visit our website at: www.alaskasilver.com

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